Bond Labs Completes Recapitalization and Name Change

OMAHA, NE – (BUSINESS WIRE) – September 26, 2013 – Bond Laboratories, Inc. (OTCBB:) (“Bond Labs”), an international provider of innovative and proprietary nutritional supplements for health conscious consumers, today announced that its corporate name change to FitLife Brands, Inc. and the 1 for 10 reverse stock split previously approved by shareholders will be implemented on September 30, 2013. Consistent with FINRA procedures, the Company’s common stock will continue to trade under the symbol “BNLB” with an added “D” at the end to denote the corporate action for a period of 20 trading days post-effectiveness.

“These actions along with our previously announced recapitalization better position the company to pursue an eventual up-listing to a national exchange,” stated Michael Abrams, Bond Labs’ Chief Financial Officer.

John Wilson, Bond Labs’ Chief Executive Officer continued, “The name change to FitLife Brands more closely aligns our corporate identity with our company vision, and is a critical element of our focus on developing and marketing truly innovative nutritional supplements on a global basis.” “Please take a moment to visit our new website at www.fitlifebrands.com, which will launch on September 30th,” concluded Mr. Wilson.

About Bond Labs

Bond Laboratories is a manufacturer of innovative and proprietary nutritional supplements for health conscious consumers. The Company produces and markets products through its NDS Nutrition division. NDS’ products number over 60 brands of energy, sports, and dietary supplements. These products are sold directly through specialty health and nutrition retailers, and are included among the top-selling products at GNC® franchises. Bond Labs is headquartered in Omaha, Nebraska. For more information, please visit .

Safe Harbor

Statements about the Company’s future expectations and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact

Surety Financial Group, LLC

Bruce Weinstein

410-833-0078